Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Advanced Drainage Systems, Inc. on Form S-3 of our report dated April 25, 2019 (July 24, 2019 as to the accounting for goodwill disclosed in Note 1) related to the consolidated financial statements of Infiltrator Water Technologies Ultimate Holdings, Inc. and subsidiaries as of December 28, 2018 and December 29, 2017 and for the years ended December 28, 2018, December 29, 2017 and December 30, 2016, appearing in the Current Report on Form 8-K of Advanced Drainage Systems, Inc filed August 1, 2019, and to the reference to us under the heading "Experts" in such prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

August 1, 2019